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[LOGO] Investment Banking

Legg Mason Wood Walker, Incorporated
Suite 1100, 1735 Market Street, Philadelphia, PA 19103
215 - 496 - 8300 Fax: 215 - 568 - 2031

Member New York Stock Exchange, Inc./Member SIPC

May 16, 2003

Special Committee of the Board of Directors
The Judge Group, Inc.
Two Bala Plaza, Suite 800
Bala Cynwyd, PA 19004

Members of the Special Committee:

We understand that members of the management group of The Judge Group, Inc., a Pennsylvania corporation ("Judge Group" or the "Company"), have informed the Special Committee of the Board of Directors of the Company (the "Special Committee") of their intention to acquire all of the Company's outstanding stock (not already owned by the management group (the "Management Group")) in order to take the Company private. According to a letter dated April 10, 2003 from Martin
E. Judge, Jr. representing the Management Group and, pursuant to the terms and conditions set forth in a draft of the Offer to Purchase dated May 9, 2003 (the "Offer to Purchase"), Judge Group Acquisition Corporation, a Pennsylvania corporation newly-formed by the Management Group (the "Purchaser") is prepared to make a tender offer at a price of $1.05 per share (the "Per Share Offer Price") for all outstanding shares of common stock of the Company not owned by the Management Group (the "Offer"). The Offer to Purchase further provides that the Purchaser intends, subject to the terms and conditions set forth in the Offer to Purchase, as soon as possible following consummation of the Offer, to effect a merger between the Company and the Purchaser (the "Merger") pursuant to which all of the Company's outstanding stock not then already owned by the Purchaser or transferred to the Purchaser by the Management Group (other than stock held by the Company's shareholders who dissent from the Merger and perfect their dissenters rights under the Pennsylvania Business Corporation Law) would be converted into the right to receive in cash an amount per share equal to the Per Share Offer Price (the "Merger Price," and collectively with the Per Share Offer Price, the "Consideration").

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the Company's common stock (other than the Management Group) of the Consideration as of the date hereof.



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                                            Legg Mason Wood Walker, Incorporated


Special Committee of the Board of Directors                         May 16, 2003
The Judge Group, Inc.                                                     Page 2

In arriving at our opinion set forth below, we have, among other things:

     (i) reviewed and analyzed the financial terms and conditions of the letters to the Special Committee from the Management Group (or representatives thereof) dated March 21, 2003 and April 10, 2003;

     (ii) reviewed and analyzed certain publicly available audited and unaudited financial statements of Judge Group and certain other publicly available information of Judge Group;

     (iii) reviewed and discussed with representatives of the senior management of Judge Group certain information of a business and financial nature furnished to us by them, including financial forecasts and related assumptions of Judge Group;

     (iv) reviewed public information with respect to certain other companies in lines of business that we believe to be generally comparable to the business of Judge Group;

     (v) reviewed the financial terms, to the extent publicly available, of certain business combinations that we believe to be generally comparable to the Offer;

     (vi) reviewed certain publicly available information concerning the historical stock price of Judge Group common stock;

     (vii) reviewed a draft of the Offer to Purchase dated May 9, 2003 and a draft of the Company's Solicitation and Recommendation Statement on
            Schedule 14D-9 dated May 13, 2003 with respect to the Offer (the "Schedule 14D-9"); and

     (viii) conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion.

In connection with our review, we have assumed and relied upon, without any responsibility for independent verification or liability therefor, the accuracy and completeness of the foregoing information, all financial and other information supplied to us by Judge Group, and all publicly available information. We have further relied upon the assurances of management of the Company that they are unaware of any facts that would make the information provided incomplete or misleading. We have assumed that there has been no material change in the assets, financial condition, business or prospects of Judge Group since the date of the most recent financial statements made available to us. We have not performed any independent valuation or appraisal of any of the assets or liabilities of the Company. Nor have we been furnished with any appraisals or valuations of the assets or liabilities of the Company. We have also assumed that



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                                            Legg Mason Wood Walker, Incorporated

Special Committee of the Board of Directors                         May 16, 2003
The Judge Group, Inc.                                                     Page 3

the Merger will be consummated immediately after the consummation of the Offer in the manner contemplated by the Offer to Purchase.

With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The forecasts and projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, facts related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections. Our opinion is necessarily based on share prices, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us up to and including, the date of this letter. In rendering our opinion, we did not address the relative merits of the Offer, the Merger or any alternative potential transaction. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company's common stock (other than the Management Group) of the Consideration and we express no opinion as to the underlying decision of the Special Committee to recommend the Offer or Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a business combination or other extraordinary transaction involving the Company. We have acted as financial advisor to the Special Committee with respect to the Offer and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we may actively trade securities of the Company for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

We have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which either the Company or their affiliates is a party or may be subject and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of such matters.

It is understood that this letter is directed to the Special Committee of the Board of Directors of Judge Group and does not constitute a recommendation to any holder of the Company's common stock as to how such stockholder should respond to the Offer or the Merger. This letter is not to be quoted or referred to, in whole or in part, in any tender offer document, registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent, provided that this opinion (and references to this opinion) may be included in its entirety in the Schedule 14D-9 and related materials filed by Judge Group with the Securities and Exchange Commission with respect to the Offer.


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                                            Legg Mason Wood Walker, Incorporated

Special Committee of the Board of Directors                         May 16, 2003
The Judge Group, Inc.                                                     Page 4

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company's common stock (other than the Management Group) in the Offer and Merger, considered as a single transaction, is fair from a financial point of view.



                                Very truly yours,



                                LEGG MASON WOOD WALKER, INCORPORATED
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                                LEGG MASON WOOD WALKER, INCORPORATED